Corporate Capital Trust, Inc. 8-K

Exhibit 99.1

News Release

For information contact:

Colleen Johnson

Vice President, Communications

CNL Financial Group

407-650-1223

Corporate Capital Trust Prepares to list On

new york stock exchange on or around Nov. 14, 2017

(ORLANDO, Fla.) Nov. 1, 2017 – Corporate Capital Trust, a business development company, has commenced the final steps to prepare for the listing of the company’s shares of common stock on the New York Stock Exchange. Subject to market conditions, the company currently anticipates its shares will commence trading with ticker symbol “CCT” on or around Nov. 14, 2017. The company’s new investment advisory agreement with KKR Credit will become effective concurrent with the listing. There can be no assurance the company will be able to complete the listing in the expected timeframe, or at all.

The company also announced plans for enhancements to the lookback feature of its incentive fee, a $185 million tender offer and the future payment of special dividends, in each case to occur on or subsequent to listing. Separately, KKR Credit and its employees disclosed they are considering the purchase of at least $50 million in shares of the company in future open market purchases, including purchases pursuant to 10b5-1 plans. There can be no assurance such purchases will be completed.

Corporate Capital Trust has retained J.P. Morgan, Bank of America and Wells Fargo Securities as joint lead advisors on the listing. Co-advisors to the company on the listing include BMO Capital Markets, Citi, Credit Suisse, Goldman Sachs, HSBC, Mizhuo Securities and SunTrust Robinson Humphrey. Dechert LLP is acting as legal advisor to the company.

About Corporate Capital Trust

Corporate Capital Trust is a non-traded business development company that offers individuals an opportunity to invest in privately owned American companies. The company is externally managed by CNL and KKR and its investment objective is to provide shareholders with current income and, to a lesser extent, long-term capital appreciation. The company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit corporatecapitaltrust.com.

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About CNL Financial Group

CNL Financial Group is a private investment management firm providing real estate and alternative investments. Since inception in 1973, CNL Financial Group and/or its affiliates have formed or acquired companies with more than $34 billion in assets. For more information, visit cnl.com.

About KKR

KKR is a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation at the asset level. KKR invests its own capital alongside its partners' capital and brings opportunities to others through its capital markets business. References to KKR's investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR's website at kkr.com and on Twitter @KKR_Co.

Forward Looking Statements

The information in this communication may include “forward-looking statements.” These statements are based on the beliefs and assumptions of the Company’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from the Company’s expectations include those disclosed in the Company’s filings with the SEC. The Company undertakes no obligation to update such statements to reflect subsequent events.

Corporate Capital Trust is advised by CNL Fund Advisors Company and KKR Credit Advisors (US) LLC, affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

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